Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-161849, 333-43756, 333-52020, 33-85692, 33-50564, 33-56756, 333-24207, 333-05719, 333-27089, 333-39095, 333-61889, 333-84716, 333-95601, 333-117368 and 333-146321 on Form S-8, and Registration Statement No. 333-171332 on Form S-3 of our reports dated March 8, 2013, relating to the consolidated financial statements of Callaway Golf Company (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Callaway Golf Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 8, 2013